Exhibit 99.1

Iowa Telecom Reports Results for Second Quarter Ended June 30, 2008

NEWTON, Iowa--(BUSINESS WIRE)--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the second quarter ended June 30, 2008. Quarterly highlights for the Company include:

  Operating revenues were $58.2 million.
  Operating income was $16.6 million.
  Net income was $5.3 million or $0.16 per diluted share.
  Adjusted EBITDA (as defined herein) was $30.3 million.

“We are very pleased with our second quarter performance, which was solid despite the weather challenges that we faced in June,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “Our operations were only minimally impacted by the historic flooding we experienced, largely because our employees went beyond the call of duty to avoid disruption to our customers’ communications services.

“Adjusted EBITDA for the quarter was $30.3 million, compared with $32.2 million a year ago,” added Wells. “Adjusted EBITDA for the quarter was negatively impacted by a $1.5 million revenue reduction related to a network access billing matter in the quarter, while comparatively, the 2007 quarter included a $980,000 favorable revenue impact from the settlement of a similar matter. Sales of our DSL product remained steady as we added 1,800 new customers during the quarter. Our rate of access line loss for the quarter was 3,700 lines, and was flat with the first quarter of the year.

“Subsequent to quarter end, we closed our acquisition of Bishop Communications Corporation, a local exchange carrier in Minnesota. We expect the Bishop transaction to be cash flow accretive on a per share basis, and are excited about the opportunity to grow our operation into a contiguous state.

As a result of the Bishop transaction, we are slightly modifying our previous guidance. We expect capital expenditures for the year to be similar to 2007 levels, and will be between $27.0 million and $29.0 million. This is a $1.0 million increase over our prior guidance, and is due to both capital expenditures at Bishop Communications, as well as to capital expenditures related to the historic flooding we experienced. We continue to expect cash interest expense to be between $29.0 million and $31.0 million, but expect our expense will be toward the higher end of our range as a result of the additional interest costs on debt related to the acquisition of Bishop,” Wells continued. “For the first six months of this year, capital expenditures were $13.0 million, and our cash interest expense was $14.9 million.

“We are pleased with our results for the first half of 2008. As we move into the balance of the year, our focus will be on continuing to expand our data and CPE business, growing our DSL subscriber base, and retaining access lines through innovative bundled product offerings,” Wells concluded. “We will also continue to identify and evaluate acquisition opportunities, like Bishop, that are accretive and that are strategically beneficial to our rural telecommunications business.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2008:

  Revenues and Sales were $58.2 million in the second quarter compared to $62.7 million in the second quarter of 2007. Network access services revenues decreased $4.4 million, or 17.8%, for the second quarter. The decrease is in part due to a $1.5 million revenue reduction related to a network access billing matter during 2008, while 2007 included a $980,000 favorable revenue impact from the settlement of a similar matter. The remainder of the decrease was primarily due to the decline of access lines. Local services revenues decreased $1.3 million, or 7.1%, primarily due to the decline of access lines. Data and internet services revenue increased $1.1 million, or 15.2%, primarily due to $1.3 million of growth in revenue from our DSL Internet access service, and $273,000 of growth in our data solutions products revenue. This increase was offset by a $426,000 decrease in dial-up Internet revenue. Other services and sales revenue decreased by $346,000, or 5.2%, for the second quarter primarily due to a decrease in rental income, partially offset by higher miscellaneous customer charges.
  Operating Costs and Expenses decreased $2.0 million, or 4.6%, in the second quarter of 2008 as compared to the second quarter of 2007. Cost of service and sales decreased $1.5 million, or 7.2%, principally due to a decline of $947,000 in access expense. Selling, general and administrative costs decreased $971,000 compared to the year-ago period, principally due to lower salary, wages, and benefit costs. Depreciation and amortization increased $435,000, or 3.6%, during the second quarter compared to 2007 primarily due to higher plant balances.

  Operating Income was $16.6 million in the second quarter of 2008 as compared to $19.2 million in the same period in 2007. The decrease was primarily the result of lower revenue associated with previously discussed network access matters.
  Interest Expense for the second quarter decreased $502,000, or 6.3%, to $7.5 million compared to $8.0 million in the same period in 2007. The decrease was the result of a lower average balance on our revolving credit facility and lower rates on our variable rate debt.
  Earnings Before Income Taxes for the second quarter of 2008 were $9.3 million compared to $11.4 million in the second quarter of 2007.
  Income Tax Expense for the second quarter was $4.0 million compared to $4.8 million in the second quarter of 2007. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $143,000.
  Net Income was $5.3 million for the quarter compared to net income of $6.6 million in the second quarter of 2007.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $30.3 million for the second quarter of 2008, as compared with $32.2 million in the same period in 2007.
  Total Access Lines decreased by 3,700 during the second quarter of 2008 from the first quarter in 2008, as ILEC access lines declined by 4,300 lines and CLEC lines increased by 600 lines. The total access line decrease of 3,700, or 1.6%, for the second quarter of 2008 compared to 3,300, or 1.3%, for the second quarter of 2007.

Second Quarter 2008 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	2nd Quarter	2nd Quarter	Change
	2008	2007	Amount	Percent

Revenue	$58,177	$62,735	$(4,558)	-7.3%
Operating Income	$16,618	$19,184	$(2,566)	-13.4%
Interest Expense	$7,463	$7,965	$(502)	-6.3%
Earnings Before Income Taxes	$9,327	$11,352	$(2,025)	-17.8%
Income Tax Expense	$4,034	$4,778	$(744)	-15.6%
Net Income	$5,293	$6,574	$(1,281)	-19.5%
Basic Earnings Per Share	$0.17	$0.21	$(0.04)	-19.1%
Diluted Earnings Per Share	$0.16	$0.20	$(0.04)	-20.0%

Adjusted EBITDA (1)	$30,315	$32,235	$(1,920)	-6.0%
Capital Expenditures and
Acquisitions	$7,135	$6,675	$460	6.9%
Dividends Paid	$12,959	$12,846	$113	0.9%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	2nd Quarter	2nd Quarter	Change
	2008	2007	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	206,000	222,800	(16,800)	-7.5%
CLEC Lines (2)	27,300	25,300	2,000	7.9%
Total Telephone Access Lines	233,300	248,100	(14,800)	-6.0%

Long Distance Subscribers	139,200	147,000	(7,800)	-5.3%
Dial-up Internet Subscribers	18,800	26,700	(7,900)	-29.6%
DSL Subscribers	67,600	57,900	9,700	16.8%

	2nd Quarter	1st Quarter	Change
	2008	2008	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	206,000	210,300	(4,300)	-2.0%
CLEC Lines (2)	27,300	26,700	600	2.2%
Total Telephone Access Lines	233,300	237,000	(3,700)	-1.6%

Long Distance Subscribers	139,200	141,000	(1,800)	-1.3%
Dial-up Internet Subscribers	18,800	20,800	(2,000)	-9.6%
DSL Subscribers	67,600	65,800	1,800	2.7%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,000 wholesale lines subscribed at June 30, 2007; 2,800 at March 31, 2008; and 2,600 at June 30, 2008.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the second quarter 2008 results on Friday, August 1, 2008, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4771 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on August 1, 2008 and will remain available through August 8, 2008 by dialing (719) 457-0820 and entering Confirmation Code 7838864.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on August 1, 2008, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company and its subsidiaries serve over 450 Iowa communities and 6 Minnesota communities and employ nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	June 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,093	$21,919
Accounts receivable, net	18,948	20,252
Inventories	3,434	2,995
Prepayments and other current assets	2,445	2,288
Total Current Assets	28,920	47,454

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	552,981	542,949
Accumulated depreciation	(285,908)	(264,284)
Net Property Plant and Equipment	267,073	278,665

GOODWILL	466,554	466,554
INTANGIBLE ASSETS AND OTHER, net	30,493	24,888
INVESTMENT IN AND RECEIVABLE FROM
THE RURAL TELEPHONE FINANCE
COOPERATIVE	13,934	13,998
Total Assets	$806,974	$831,559

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit facility	$1,000	$18,000
Accounts payable	10,150	9,062
Advanced billings and customer deposits	8,838	9,365
Accrued and other current liabilities	27,793	32,104
Total Current Liabilities	47,781	68,531

LONG-TERM DEBT	477,778	477,778
DEFERRED TAX LIABILITIES	44,354	35,255
OTHER LONG-TERM LIABILITIES	6,588	7,028
Total long-term liabilities	528,720	520,061

TOTAL LIABILITIES	576,501	588,592

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 31,476,776 and 31,440,215 shares issued and outstanding

	315	314
Additional paid-in-capital	325,670	324,170
Retained deficit	(95,816)	(82,154)
Accumulated other comprehensive income	304	637

Total Stockholders' Equity	230,473	242,967

Total Liabilities and Stockholders' Equity	$806,974	$831,559

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUE AND SALES
Local services	$17,422	$18,745	$35,113	$37,592
Network access services	20,343	24,736	43,005	54,017
Toll services	5,679	5,285	11,549	10,675
Data and internet services	8,408	7,298	16,486	14,242
Other services and sales	6,325	6,671	12,869	12,705
Total revenues and sales	58,177	62,735	119,022	129,231

OPERATING COSTS AND EXPENSES
Cost of services and sales (exclusive of items shown separately below)
	18,744	20,200	37,357	38,576
Selling, general and administrative	10,150	11,121	20,265	21,602
Depreciation and amortization	12,665	12,230	25,270	24,258
Total operating costs and expenses	41,559	43,551	82,892	84,436

OPERATING INCOME	16,618	19,184	36,130	44,795

OTHER INCOME (EXPENSE)
Interest and dividend income	172	182	550	553
Interest expense	(7,463)	(7,965)	(15,161)	(15,977)
Other, net	-	(49)	(259)	(273)
Total other expense, net	(7,291)	(7,832)	(14,870)	(15,697)

EARNINGS BEFORE INCOME TAXES	9,327	11,352	21,260	29,098

INCOME TAX EXPENSE	4,034	4,778	9,010	12,051

NET INCOME	$5,293	$6,574	$12,250	$17,047

COMPUTATION OF EARNINGS
PER SHARE
Basic - Earnings Per Share	$0.17	$0.21	$0.39	$0.54
Basic - Weighted average number of shares outstanding
	31,471	31,406	31,457	31,393

Diluted - Earnings Per Share	$0.16	$0.20	$0.38	$0.53
Diluted - Weighted average number of shares outstanding
	32,133	32,072	32,085	32,043

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$5,293	$6,574	$12,250	$17,047
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	12,292	11,772	24,523	23,267
Amortization of intangible assets	373	458	747	991
Amortization of debt issuance costs	148	148	296	296
Deferred income taxes	3,825	4,379	8,594	11,274
Non-cash stock-based compensation expense
	904	680	1,770	1,273
Changes in operating assets and liabilities:
Receivables	(474)	(1,823)	1,304	(1,081)
Inventory	(21)	(261)	(439)	(499)
Accounts payable	2,152	839	1,088	1,459
Other assets and liabilities	544	1,430	(5,904)	(3,856)
Net cash provided by operating activities	25,036	24,196	44,229	50,171

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,135)	(6,675)	(12,993)	(13,212)
Purchase of wireless licenses	(4,032)	-	(5,938)	-
Net cash used in investing activities	(11,167)	(6,675)	(18,931)	(13,212)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	(2,000)	(4,000)	(17,000)	(19,000)
Proceeds from exercise of stock options	-	21	-	21
Shares reacquired	(278)	(316)	(278)	(316)
Dividends paid	(12,959)	(12,846)	(25,846)	(25,692)
Net cash used in financing activities	(15,237)	(17,141)	(43,124)	(44,987)

Net Change in Cash and Cash Equivalents	(1,368)	380	(17,826)	(8,028)
Cash and Cash Equivalents at Beginning of Period
	5,461	5,205	21,919	13,613

Cash and Cash Equivalents at End of Period
	$4,093	$5,585	$4,093	$5,585

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

ADJUSTED EBITDA:
Net Income	$5,293	$6,574	$12,250	$17,047
Income Tax Expense	4,034	4,778	9,010	12,051
Interest Expense	7,463	7,965	15,161	15,977
Depreciation and Amortization	12,665	12,230	25,270	24,258
Unrealized losses on financial derivatives	-	49	259	273
Non-cash stock-based compensation expense (1)
	904	680	1,770	1,273
Extraordinary or unusual (gains) losses	-	-	-	-
Non-cash portion of RTFC Capital Allocation (2)
	(44)	(41)	(146)	(199)
Other non-cash losses (gains)	-	-	-	-
Loss (gain) on disposal of assets not in ordinary course
	-	-	-	-
Transaction costs	-	-	-	-
ADJUSTED EBITDA	$30,315	$32,235	$63,574	$70,680

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Investor Relations Contacts:
Corporate Communications, Inc.
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Craig Knock, 641-787-2089
Chief Financial Officer
or
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com